UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 2, 2006 (May 26, 2006)
COMSTOCK HOMEBUILDING COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-32375	20-1164345

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11465 SUNSET HILLS ROAD, 5TH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 883-1700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 26, 2006, Comstock Homebuilding Companies, Inc. (the “Company”) became a borrower pursuant to the Borrowing Base Revolving Credit Agreement, dated May 26, 2006 (the “Borrowing Base Revolving Facility”), by and between the Company and Wachovia Bank, National Association (the “Lender”). Under the terms of the Borrowing Base Revolving Facility, certain subsidiaries of the Company in Raleigh, North Carolina became co-guarantors of the Company’s obligations under the Borrowing Base Revolving Facility. Pursuant to the Borrowing Base Revolving Facility, Lender agreed to advance up to a maximum of $40 million under a senior secured revolving credit facility to the Company and its subsidiaries. The Borrowing Base Revolving Facility provides the Company with continuing access to financing that can be used to acquire, develop and construct existing and future real estate projects in the Company’s North Carolina markets. The initial real estate projects that will secure the Company’s loan obligations under the Borrowing Base Revolving Facility include substantially all of the projects purchased by the Company in connection with the Company’s acquisition of Raleigh based Capitol Homes. The Company intends to use the Borrowing Base Revolving Facility’s availability to consolidate substantially all of its current and future borrowings in the North Carolina and South Carolina markets.
     The material terms of the Borrowing Base Revolving Facility are provided in Item 2.03 below. The disclosure provided in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As provided in Item 1.01, pursuant to the Borrowing Base Revolving Facility, the Company became obligated to perform all of the obligations under the Borrowing Base Revolving Facility and the other related documents evidencing the credit facility on May 26, 2006 (the “Closing Date”).
     The initial term of the credit facility is for thirty-six months, beginning as of the Closing Date. The credit facility may be extended by the Company on an annual basis thereafter, subject to Lender approval. The Borrowing Base Revolving Facility requires the Company to maintain certain tangible net worth, to maintain a certain leverage ratio (liabilities to net worth), to maintain a certain EBITDA to interest ratio, and to maintain a qualified sold to unsold unit ratio at all times during the term of the credit facility. The Company is also obligated to pay an annual loan fee to Lender in the aggregate amount of 25 basis points of the credit facility amount.
     The Borrowing Base Revolving Facility contains customary covenants by the Company for transactions of this type, including covenants regarding inspections by Lender, mechanics’ liens, real estate taxes, compliance with laws, transfer and changes in organization, financial reports and adequate insurance. The Borrowing Base Revolving Facility contains customary events of default, including for non-payment, breaches of contract, false or a materially misleading representation or warranty, insolvency or dissolution of the Company, destruction of the property, material adverse change or cross-defaults in other loans with Lender. Upon the occurrence of an event of default, the outstanding obligations under the Borrowing Base Revolving Facility may be accelerated and become due and payable immediately.
     The Lender has in the past provided the Company with other similar loans to finance similar projects.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 2, 2006

COMSTOCK HOMEBUILDING COMPANIES, INC.
By:	/s/ Jubal R. Thompson
Jubal R. Thompson
General Counsel and Secretary

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